Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE	Media:	Investor Relations:
June 23, 2009	Russ Stolle	Kurt Ogden
The Woodlands, TX	(281) 719-6624	(801) 584-5959
NYSE: HUN

HUNTSMAN REACHES SETTLEMENT WITH BANKS FOR

$1.73 BILLION OF CASH AND FINANCING

The Woodlands, TX – Huntsman Corporation (NYSE: HUN) today announced it has reached agreement with Credit Suisse and Deutsche Bank (the “Banks”) to settle Huntsman’s claims and end the ongoing trial against them in Texas state court for fraud and tortious interference in connection with Huntsman’s terminated merger agreements with Basell and Hexion Specialty Chemicals, Inc.

Under the terms of the settlement agreement, the Banks are providing the following to Huntsman today:

•                  $620 million in cash

•                  $500 million senior secured term loan financing, 7 year term at LIBOR + 2.25%

•                  $600 million unsecured note financing, 7 year term at 5.5%

•                  $12 million reimbursement of litigation costs

Including the $1.0 billion settlement with Hexion and Apollo in December of 2008, cumulative settlement proceeds total in excess of $2.7 billion.  The settlement proceeds from the Banks will be used to repay certain of Huntsman’s outstanding indebtedness and further enhance the company’s liquidity.  The company intends to continue to pay its quarterly dividend of $0.10 per share.  It is currently expected that Huntsman will use settlement proceeds to repay its $295 million of senior secured notes (due 2010, rate of 11.625%).  Huntsman also intends to substantially reduce the size of its current revolving credit facility due 2010.  Huntsman expects the $620 million of cash proceeds to incur cash taxes at a rate of approximately 23% which will eliminate its domestic tax net operating loss position.

Peter Huntsman, President and CEO, stated:  “This settlement with the Banks marks a very successful conclusion to this litigation for the company and all of its stakeholders.  The cash and financing will enhance our already enviable cash position to more than approximately $1.7 billion and provide us much greater flexibility as we manage our business.  The financing offers us a much lower average cost of borrowing and extends the maturities of our borrowings such that the earliest meaningful maturity is July 2012.  We are well positioned to prosper as we move forward past this concern.”

Jon M. Huntsman, Founder and Executive Chairman of Huntsman Corporation, commented:  “I am very pleased with this settlement by the Banks.  Our officers and trial team did an outstanding job at trial and I believe this settlement reflects those efforts and the integrity with which our company conducts its business.  We will put these proceeds to good use as we press forward to write the next successful chapter of our company history.”

Pro forma net debt as of March 31, 2009 reduces from $3.3 billion to $2.8 billion.  Below is a summary of the company’s debt, pro forma adjusted to include the likely use of settlement proceeds:

				Pro forma March
$ in Millions	March 31, 2009	Adjustments		31, 2009

Debt:
Senior Secured Credit Facility	1,524	500	(a)	2,024
Senior Secured Notes	295	(295)		—
Senior Notes	198	600	(a)	798
Senior Subordinated Notes	1,238	—		1,238
Other Debt	284	—		284
HC Convertible Notes	235	—		235

Total Debt	3,774	805		4,579

Total Cash	473	1,271	(b)	1,744

Net Debt	$3,301			$2,835

Off Balance Sheet A/R Securitization	$328			$328

(a)	Bank settlement financing above shown at face value, future GAAP financial statements will reflect at fair market value which may differ from the face amount.
(b)	Cash adjustments exclude the benefit of litigation reimbursement costs of up to $12 million and are net of estimated cash taxes of $144 million.

About Huntsman:

Huntsman is a global manufacturer and marketer of differentiated chemicals.  Its operating companies manufacture products for a variety of global industries, including chemicals, plastics, automotive, aviation, textiles, footwear, paints and coatings, construction, technology, agriculture, health care, detergent, personal care, furniture, appliances and packaging.  Originally known for pioneering innovations in packaging and, later, for rapid and integrated growth in petrochemicals, Huntsman today has more than 12,000 employees and operates from multiple locations worldwide.  The Company had 2008 revenues exceeding $10 billion.  For more information about Huntsman, please visit the Company’s website at www.huntsman.com.

Forward-Looking Statements:

Statements in this release that are not historical are forward-looking statements. These statements are based on management’s current beliefs and expectations. The forward-looking statements in this release are subject to uncertainty and changes in circumstances and involve risks and uncertainties that may affect the company’s operations, markets, products, services, prices and other factors as discussed in the Huntsman companies’ filings with the U.S. Securities and Exchange Commission. Significant risks and uncertainties may relate to, but are not limited to, financial, economic, competitive, environmental, political, legal, regulatory and technological factors. In addition, the completion of any transactions described in this release is subject to a number of uncertainties and closing will be subject to approvals and other customary conditions. Accordingly, there can be no assurance that such transactions will be completed or that the company’s expectations will be realized. The company assumes no obligation to provide revisions to any forward-looking statements should circumstances change, except as otherwise required by applicable laws.